                                  EXHIBIT 2.1



                       STOCK PURCHASE AND SALE AGREEMENT

                                 BY AND AMONG:


                       TUBOSCOPE PIPELINE SERVICES, INC.
                                 ("PURCHASER")

                         VETCO PIPELINE SERVICES, INC.
                                  ("COMPANY")


                                RAUMA USA, INC.
                          ("SELLER" AND "SHAREHOLDER")

                                      and

                               RAUMA CORPORATION
                                 ("GUARANTOR")

                               TABLE OF CONTENTS
                               -----------------


 ARTICLE I - DEFINITIONS............................................   1
       1.1 Baker Hughes Indemnity...................................   1
       1.2 Closing..................................................   1
       1.3 Closing Date.............................................   1
       1.4 Closing Date Balance Sheet...............................   2
       1.5 Earnout Payment..........................................   2
       1.6 Earnout Contracts........................................   2
       1.7 Earnout Proceeds.........................................   2
       1.8 Effective Date...........................................   2
       1.9 Execution Date...........................................   2
       1.10 Financial Statements....................................   2
       1.11 GAAP....................................................   2
       1.12 Gross Profit............................................   2
       1.13 Facilities..............................................   3
       1.14 Purchase Price..........................................   3
       1.15 Rauma Note..............................................   3
       1.16 Release.................................................   3
       1.17 Subject Stock...........................................   3
       1.18 Treasury Shares.........................................   3

ARTICLE II - PURCHASE AND SALE OF SUBJECT STOCK.....................   3
       2.1 Purchase and Sale of Subject Stock.......................   3
       2.2 Consideration Payable to Seller at Closing...............   4
       2.3 Delivery of Stock........................................   4
       2.4 Treasury Shares..........................................   4
       2.5 Guarantor................................................   4

ARTICLE III - THE CLOSING...........................................   4
       3.1 The Closing..............................................   4
       3.2 Preparation of the Closing Date Balance Sheet............   5
       3.3 Ancillary Agreements.....................................   5
       3.4 Corporate Matters........................................   5

ARTICLE IV - REPRESENTATIONS AND WARRANTIES BY THE SELLER,
COMPANY AND GUARANTOR
       4.1 Due Organizations........................................   6
       4.2 Stock Ownership..........................................   6
       4.3 Subsidiaries.............................................   6
       4.4 Employment Agreements....................................   7
       4.5 Financial Statements.....................................   7
       4.6 Absence of Certain Changes...............................   7
       4.7 Liabilities..............................................   8
       4.8 Taxes....................................................   9
       4.9 Employee Benefit Plans...................................   9
       4.10 No Conflict with Other Instruments......................  10
       4.11 Title to Properties.....................................  10
       4.12 Patents and Intellectual Property.......................  10
       4.13 Delivery of Certain Documents...........................  12
       4.14 Bank Accounts...........................................  13


       4.15 Litigation..............................................   14
       4.16 Insurance...............................................   14
       4.17 Licenses, Permits, etc..................................   14
       4.18 Accounts Receivable.....................................   14
       4.19 Inventory...............................................   14
       4.20 Validity of Agreement...................................   15
       4.21 Adverse Restrictions....................................   15
       4.22 Untrue Statements.......................................   15
       4/23 Knowledge Defined.......................................   15

ARTICLE V - REPRESENTATIONS AND WARRANTIES BY THE PURCHASER.........   15
       5.1 Corporate Existence, etc.................................   15
       5.2 Validity of Agreement....................................   15
       5.3 No Conflict with Other Instruments.......................   16
       5.4 Litigation...............................................   16

ARTICLE VI - NATURE OF STATEMENTS AND SURVIVAL OF REPRESENTATIONS
 AND WARRANTIES OF THE COMPANY AND THE SELLER.......................   16

ARTICLE VII - INDEMNITY BY THE SELLER AND GUARANTOR.................   17
       7.1 Indemnity................................................   17
       7.2 Limitation on Amount.....................................   17
       7.3 Notification and Defense of Claims or Actions............   18
       7.4 Insurance................................................   19
       7.5 Exclusive Remedy.........................................   19

ARTICLE VIII - ENVIRONMENTAL INDEMNITY..............................   19
       8.1 Definitions..............................................   19
       8.2 Representations and Warranties...........................   20
       8.3 Obligation to Indemnify, Defend, Hold Harmless...........   22

ARTICLE IX - NONDISCLOSURE OF CONFIDENTIAL INFORMATION..............   23

ARTICLE X - MISCELLANEOUS...........................................   23
       10.1 Expenses................................................   23
       10.2 Taxes...................................................   24
       10.3 Environmental Audit.....................................   24
       10.4 Non-Competition.........................................   24
       10.5 Notices.................................................   24
       10.6 Governing Law; Interpretation; Section Headings.........   25
       10.7 Entire Agreement........................................   25
       10.8 Brokers.................................................   26
       10.9 Arbitration.............................................   26
       10.10 Public Announcements...................................   26

Exhibits .....................................................
       Exhibit A - Financial Statements of Company ...........
       Exhibit B - Rauma Note ................................

                       STOCK PURCHASE AND SALE AGREEMENT
                       ---------------------------------


     THIS AGREEMENT is executed as of the       day of     , 1996 by and among
                                          -----        ----
Tuboscope Pipeline Services, Inc., a Texas corporation (hereinafter referred to as "Purchaser") and Vetco Pipeline Services, Inc., a Texas corporation (hereinafter referred to as "Company"), and Rauma USA, Inc., a Delaware corporation (hereinafter referred to as "Seller" and/or "Shareholder"), and Rauma Corporation, a Finland corporation (hereinafter referred to as "Guarantor").

                                    RECITALS
                                    --------

     A. Company currently operates an in-place inspection service business for pipelines utilizing smart-pig technology;

     B. The parties hereto desire that Purchaser acquire all of the issued and outstanding shares of the Subject Stock (as hereinafter defined) of the Company, in exchange for cash;

     C. The Shareholder on the Closing Date will be the sole owner of all issued and outstanding shares of the Subject Stock; and

     D. The parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement;

                                   AGREEMENT
                                   ---------

     In consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

1.1  BAKER HUGHES INDEMNITY.  The term "Baker Hughes Indemnity" shall mean the
     ----------------------
     Indemnity agreement dated July 23, 1990, between Company and Baker Hughes Tubular Services, Inc. with regard to Environmental Indemnification as referenced in Section 8.3 herein.

1.2  CLOSING.  The term "Closing" shall mean the events to take place on the
     -------
     Closing Date pursuant to Article III.

1.3  CLOSING DATE.  The term "Closing Date" shall mean September 20, 1996, or
     ------------
     such other date on which the Closing shall occur as may be established by agreement of the parties.

1.4  CLOSING DATE BALANCE SHEET.  The term "Closing Date Balance Sheet" shall
     --------------------------
     mean the balance sheet of Company as of July 31, 1996, prepared in accordance with GAAP. In preparing the Closing Date Balance Sheet, property, plant, machinery and equipment shall be valued at its depreciated book value, consistent with Company's historical depreciation policies, but any equipment which is reasonably determined by the parties hereto to be unusable for its intended purpose will be marked down to its disposal value, as is normal in GAAP accounting. Closing Date Balance Sheet shall include the Statement of Operations and the Statement of Cash Flow for the periods January 1, 1996 through July 31, 1996.

1.5  EARNOUT PAYMENT. The term "Earnout Payment" as used herein shall mean 15%
     ---------------
     of the Gross Profit derived by Company from the Earnout Contracts.

1.6  EARNOUT CONTRACTS. The term "Earnout Contracts" as used herein shall mean
     -----------------
     those contracts set out in Schedule 1.6.

1.7  EARNOUT PROCEEDS.  The term "Earnout Proceeds" as used herein shall mean
     ----------------
     amounts paid to Seller under the Earnout Contracts.

1.8  EFFECTIVE DATE.  The term "Effective Date" as used herein shall mean
     --------------
     September 1, 1996.

1.9  EXECUTION DATE.  The term "Execution Date" as used herein shall mean the
     --------------
     date shown in the opening paragraph of this Agreement as the date of this Agreement.

1.10 FINANCIAL STATEMENTS.  The term "Financial Statements" as used herein shall
     --------------------
     mean the audited financial statements as of December 31, 1992 through 1995 inclusive of Balance Sheets as of each respective December 31 and income statements for each respective December 31, all prepared in accordance with GAAP.

1.11 GAAP.  The term "GAAP" shall mean generally accepted accounting principles
     ----
     as published and practiced in the United States.

1.12 GROSS PROFIT.  The term "Gross Profit" shall mean the gross profits derived
     ------------
     by the Company from the Earnout Contracts, determined in accordance with GAAP and in a manner consistent with the Company's past practices. Upon distribution of any Earnout Payment under 2.2(b), Seller reserves the right, to within thirty (30) days of such payment, hire a nationally recognized certified public accounting firm, without a current association with either Purchaser or Seller, to review the Gross Profit and Earnout Payment calculations. The accounting firm shall report its findings in writing to both Seller and Purchaser within thirty (30) days of such request, and its findings shall be final and binding on the Seller and Purchaser. Seller shall pay all fees due the accounting firm. However, if there is a finding by the accounting firm of a greater than ten (10) percent understatement of Gross Profit, Purchaser shall pay all fees due the accounting firm.

1.13 FACILITIES.  The term "Facilities" shall mean the offices, manufacturing
     ----------
     facilities, warehouses and administration buildings, and all other real property and related facilities which are owned or leased by Company.

1.14 PURCHASE PRICE.  The term "Purchase Price" shall mean the consideration to
     --------------
     be delivered by Buyer to the Shareholder pursuant to Section 2.2.

1.15 RAUMA NOTE. The term "Rauma Note" as used herein shall mean certain
     ----------
     promissory note dated August 23, 1996 in the amount of Five Million and No/100 Dollars ($5,000,000.00) with Company as payor and Rauma as payee, a copy of which is attached hereto as Exhibit B.

1.16 RELEASE.  The term "Release" shall mean any spilling, leaking, pumping,
     -------
     pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the environment or any other act or omission constituting a release as defined in or subject to regulation by the Environmental Requirements (as herein defined).

1.17 SUBJECT STOCK.  The term "Subject Stock" shall mean 508,054 shares of the
     -------------
     common stock of the Company with $1.00 par value, and 10,000 shares of the preferred stock of the company with $500.00 par value which when combined with the Treasury Stock in total represents all of the issued and outstanding shares of stock and all issued and redeemed capital of the Company.

1.18 TREASURY SHARES.  The term "Treasury Shares" shall mean 831 shares of the
     ---------------
     common stock of the Company held in treasury by the Company which when combined with the Subject Stock in total represents all of the issued and outstanding shares of stock and all issued and redeemed capital of the Company.

                                   ARTICLE II

                       PURCHASE AND SALE OF SUBJECT STOCK
                       ----------------------------------

2.1  PURCHASE AND SALE OF SUBJECT STOCK.  In exchange for the consideration
     ----------------------------------
     specified herein and subject to the terms and conditions of this Agreement, at the Closing Date, the Seller shall as of the Effective Date, sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase from the Seller, all Seller's right, title and interest in and to, the Subject Stock, and all right, title and interest Seller may have to acquire any capital stock of Company.


2.2  CONSIDERATION PAYABLE TO SELLER AT CLOSING.  In consideration of the
     ------------------------------------------
     purchase of the Subject Stock, Purchaser shall pay Shareholder as follows:

          (a) Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) cash, payable by Cashier's Check or Wire Transfer at Closing.

          (b) The Earnout Payment to be paid within Ninety (90) days of actual receipt by Purchaser of the Earnout Proceeds provided however in the event that if no Earnout Proceeds are received by Purchaser within twenty-four (24) months of the Effective Date hereof there will be no Earnout Payment due.

          (c) Purchaser will make a "contribution to capital" of Five Million and no/100 Dollars ($5,000,000.00) and Seller will cause Company to simultaneously repay the Rauma Note and at Closing, Seller shall deliver to Purchaser the cancelled Rauma Note endorsed as paid in full by Seller. Prior to Closing, Seller will cause Company to repay all accrued interest expense and all intercompany accounts payable not to exceed an amount of $31,000.00.

2.3  DELIVERY OF THE STOCK.  At the Closing, Seller shall deliver to Purchaser,
     ---------------------
     certificates representing the Subject Stock duly and properly endorsed or with irrevocable stock powers duly and properly executed and attached and a release of all right, title and interest Shareholder may have to acquire any capital stock of the Company.

2.4  TREASURY SHARES.  At the Closing in exchange for the consideration recited
     ---------------
     herein, Company shall deliver to Purchaser certificates representing the Treasury Shares, duly and properly endorsed, with irrevocable Stock powers duly and property executed and attached, or other evidence of corporate action in a form acceptable to Purchaser showing all right, title and interest in the Treasury Shares as vested in or transferred to Purchaser.

2.5  GUARANTOR.  Guarantor joins in the execution of this agreement for the sole
     ---------
     purpose of acting as guarantor for the Seller with regard to the Representations and Warranties provided herein under Article IV and the Indemnities provided herein under Article VII and VIII.

                                  ARTICLE III

                                  THE CLOSING
                                  -----------

3.1  CONDITIONS PRECEDENT TO CLOSING.  The obligation of the Purchaser and
     -------------------------------
     Seller to complete the sale and purchase shall be subject to the following conditions for Closing:

     (a) No material adverse change in the Company's business affecting the value thereof after the Execution Date but prior to the Closing Date.

     (b) Purchaser and Gordon Griffiths shall have entered a non-competition in a form which is acceptable to Purchaser.

     (c) Delivery to Purchaser of a certificate that neither the Company nor the Sellers are aware of any event that with reasonable time or circumstance could constitute a material adverse change to the business of Company or its value.

     (d) Successful acquisition by Seller of all outstanding shares of Subject Stock held on the Execution Date by any stockholder other than Seller. Provided however, upon failure of Seller to so acquire all outstanding shares, Purchaser shall have the option, at its sole discretion, to either proceed with the stock purchase and sale under the terms of this Agreement, or terminate this Agreement.

     (e) Any schedules not provided at the execution of this Agreement, shall be provided prior to Closing.

3.2  THE CLOSING. The Closing of the transactions provided by this Agreement
     -----------
     will take place at the offices of Purchaser, 2835 Holmes Road, Houston, Texas 77051, at 11:00 a.m. on the Closing Date or at such other date and time as the parties hereto shall agree in writing. Failure to consummate the transactions contemplated by this Agreement on the date and time and at the place selected pursuant to this Section 3.2 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder.

3.3  PREPARATION OF THE CLOSING DATE BALANCE SHEET.  The Closing Date Balance
     ---------------------------------------------
     Sheet shall be prepared by Company as provided herein and in Section 1.4 and delivered to Purchaser on or prior to the Closing Date.

3.4  CORPORATE MATTERS.  On the Closing Date, Shareholder shall deliver to
     -----------------
     Purchaser all of the corporate books and corporate seals of the Company.
     On the Closing Date, Shareholder shall deliver to Purchaser the resignation of all officers and directors of the Company, and will take or cause to be taken all such actions as may be reasonably required by Purchaser with regard to corporate acts of the Company with regard to corporate acts of the Company with regard to this Agreement.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES BY THE SELLER,
                 ---------------------------------------------
                             COMPANY AND GUARANTOR
                             ---------------------

     The Seller Company, and Guarantor jointly and severally, hereby represent and warrant to Purchaser as follows:

4.1  DUE ORGANIZATIONS.  The Company is a corporation duly organized, validly
     ------------------
     existing and in good standing under the laws of the State of Texas and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted. The Company has full power and lawful authority to carry on its business as it is now being conducted and to own and operate its assets, properties and business. True and complete copies of the Articles of Incorporation and all amendments thereto to date of the Company (certified by the Secretary of State of Texas) and of the by-laws of the Company as amended to date are attached hereto as Schedule 4.1.
               ------------

4.2  STOCK OWNERSHIP.  On the Closing Date, subject to Section 3.1(d), Company
     ---------------
     will have no issued and outstanding capital stock of any class or any other securities, bearing voting or other equity whether or not contingent, which is not owned by Shareholder except as set forth in this paragraph. All of the issued and outstanding shares of the Subject Stock of the Company are validly issued and outstanding, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, calls, commitments, obligations or agreements (voting or otherwise) relating to any of the authorized or outstanding capital stock of the Company. The Seller will on the Closing Date own of record and beneficially all of the issued and outstanding shares of the Company free and clear of all liabilities, liens, encumbrances, options, conditional sale or title retention agreements, restrictions or other burdens. The Company currently holds the Treasury Shares of the Company's common stock in treasury. The Company owns of record and beneficially all the Treasury Shares free and clear of all liabilities, liens, encumbrances, options, conditional sale or title retention agreements, restrictions or other burdens. In purchasing the Subject Stock, Purchaser shall acquire indirectly all of assets, including physical assets on hand as of the Closing Date, all cash in bank accounts, Company's capital stock, and all trademarks, designs, prototypes, patents, business systems, customer lists and goodwill of Company. The Seller and Company have full legal right, power and authority to enter into this Agreement.

4.3  SUBSIDIARIES.  The Company has no subsidiaries and does not directly or
     ------------
     indirectly, own or control any capital stock, bonds or other securities of, or have any proprietary interest in, any corporation, association, partnership, firm or business organization or enterprise, except as set forth in Schedule 4.3 as attached hereto. For purposes of this Article IV
              ------------
     the term "Company" shall include any subsidiary of Company with regard to the representations and warranties set forth in Articles 4.7, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.17, 4.18 and 4.19.

4.4  EMPLOYMENT AGREEMENTS.  The Company has no employment, compensation or
     ---------------------
     similar type of agreement with any officer or employee. Any exception to the foregoing being set forth in Schedule 4.4 as attached hereto.
                                      ------------

4.5  FINANCIAL STATEMENTS.
     --------------------

          (a)  Attached hereto as Exhibit A are the Financial Statements of
                                  ---------
               Company and the Closing Date Balance Sheet of the Company as of July 31, 1996. Financial Statements and the Closing Date Balance Sheet set forth in Exhibit A attached hereto have been prepared
                                  ---------
               in accordance with GAAP as at the dates and for the period covered thereby, and fairly present the financial condition and results of operations of the Company as at the date and for the period then ended and include no change in the application of accounting principles. The stockholder compensation disclosed in

               Exhibit A represents all monetary compensation paid to the
               ---------
               Shareholder for the year presented.

          (b) Company has made and kept books, records, and accounts, which, in reasonable detail, accurately and fairly reflect its operations and activities and all transactions concerning and all dispositions and acquisitions of its assets.

4.6  ABSENCE OF CERTAIN CHANGES.  Except for as listed in Schedule 4.6 (b),
     --------------------------                           ----------------
     since the date of the documents attached as Exhibit A hereto there has
                                                 ---------
     not been:

          (a) any materially adverse change in the condition (financial or otherwise) or in the properties, assets or liabilities, business or prospects of the Company, except normal and usual changes in the ordinary course of business, none of which has been materially adverse and all of which in the aggregate have not been materially adverse;

          (b) any declaration, setting aside, or payment of any dividend or other distribution on or in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any of such stock or any issuance of any shares of such stock or any granting or entering into of any option or commitment relating to any of such stock;

          (c) any increase in the compensation or rate of compensation or commissions payable or to become payable by the Company to any of its directors, officers, employees or consultants, or any hiring of any employee at a salary in excess of $1,000 per month, or any payment or accrual of any bonus, profit-sharing or other extraordinary compensation to any director, officer, employee or consultant, or any change in any then existing bonus, profit-sharing, pension, retirement or other similar plan, agreement or arrangement or any adoption of or entering into of any new bonus, profit-sharing, pension, stock option, retirement, group life or health insurance or other similar plan, agreement or arrangement;

          (d) any change in the accounting methods or practices followed by the Company or any change in depreciation or amortization policies or rates heretofore adopted;

          (e) any debt, obligation or liability (whether absolute or contingent) incurred by the Company (whether or not outstanding at present) except

               (i) current liabilities incurred in the ordinary course of business and obligations under agreements entered into in the ordinary course of business and (ii) obligations or liabilities entered into or incurred in connection with the execution of this Agreement, any of which are set forth in Schedule 4.6 hereto if
                                                        ------------
               individually over $10,000.00;

          (f) any sale, lease, abandonment or other disposition by the Company of any interest in real property or, other than in the ordinary course of business, of any machinery, equipment or other operating properties, or any sale, encumbrance, lien, assignment, transfer, license, or other disposition by the Company of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, process, know-how, formula, pattern, design, trade secret or interest thereunder or other intangible asset; or

          (g) any labor trouble, strike, or any other occurrence, event or condition of any similar or dissimilar character affecting the employees of the Company which materially and adversely affects or may materially and adversely affect the condition (financial or otherwise) or the assets, liabilities, business or properties of the Company.

4.7  LIABILITIES.  Except as incurred in the ordinary course of business, to the
     -----------
     knowledge of the Seller or the Company, the Company has no liabilities or commitments of any nature (absolute, accrued, contingent or otherwise) matured or unmatured except as the Seller has disclosed to the Purchaser via a true and complete schedule (Schedule 4.7 hereto) setting forth, as of
                                       ------------
     the date of the documents attached hereto in Exhibit A and as of the
                                                  ---------
     Closing Date, all liabilities, debts or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, without limitation, liabilities, debts or obligations on account of taxes or other governmental charges, or penalties, interest or fines thereon or in respect thereof. The Seller does not know or have any reasonable grounds to know of any basis for any assertion against the Company or any of its property of any liability, debt or obligation of any nature or in any amount not disclosed on Schedule 4.7 and not fully
                                              ------------
     reflected or reserved against in the Financial Statements and Closing Date Balance Sheet in Exhibit A. Seller must disclose to Purchaser prior to
                      ---------
     Closing, any such liabilities or commitments incurred between the Execution Date and Closing Date, whether or not incurred in the ordinary course of business if greater than $10,000.00.

4.8  TAXES.  The Company has filed all tax returns (federal, state, foreign, and
     -----
     local) required to be filed by it relating to taxes of any nature to which the Company or its business and its subsidiaries are subject, including income, franchise and sales taxes and all taxes shown to be due and payable on such returns or on any assessments received by the Company and all other taxes of any nature (federal, state, foreign and local) due and payable by the Company on or before the date hereof have been paid. The income tax returns of the Company are not under audit by the federal or state taxing authorities and have not been so audited. No assessment has been made with respect to any tax return of the Company. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency of any nature against the Company nor suits, nor any other actions, proceedings, investigations or claims now pending or threatened against the Company in respect to any tax or assessment, or any matters under discussion with any federal, state, foreign or local authority relating to any such taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority. The provisions made for taxes on the financial statements in Exhibit A are sufficient for the payment of all unpaid taxes
                   ---------
     of any nature imposed by any authority (including any interest or penalties) on the Company accrued for or applicable to the periods ended on July 31, 1996 and all years and periods prior thereto. All tax returns are true, complete and accurate in all material respects.

4.9  EMPLOYEE BENEFIT PLANS.  All employee benefit plans (including pension
     ----------------------
     plans and employee stock ownership plans), arrangements or understandings, whether formal or informal, if any, as fully set forth in Schedule 4.9 are
                                                               ------------
     fully funded and the Company has no liability with respect thereto arising out of any state of facts occurring on or prior to the date hereof; (i) all such plans, arrangements and understandings are in compliance in all material respects with all applicable laws and no action is required to be taken with respect thereto as a result of the transactions contemplated by this Agreement; and (ii) the transactions contemplated by this Agreement will not result in the termination or any material change in such plans, arrangements and understandings and will not change in any respect obligations, if any, of the Company with respect thereto. It is specifically agreed and understood that the Purchaser is in no way assuming any liability for any employee pension plan of the Company and that Seller will indemnify Purchaser as hereinafter provided for any liability, cost or obligation imposed upon Purchaser resulting from any such plan.

4.10 NO CONFLICT WITH OTHER INSTRUMENTS. Except as disclosed in Schedule 4.10,
     ----------------------------------                         -------------
     the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or By-laws of the Company or any commitment, mortgage, loan agreement, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which the Company is now a party or by which its properties or assets may be bound or affected; or
     (ii) result in any violation of any law, or any rule or regulation of any administrative agency or governmental body or any order, injunction or decree of any court, administrative agency or governmental body.

4.11 TITLE TO PROPERTIES.  The Company has set forth a true and complete
     -------------------
     schedule (Schedule 4.11 hereto) of all the properties, interests in
               -------------
     properties, assets and leasehold estates, real and personal, reflected in the financial statements in Exhibit A and those acquired after July 31,
                                 ---------
     1996 (excluding assets disposed of since July 31, 1996 in the ordinary course of business and not involving any misrepresentation or breach of warranty or covenant in this Agreement) except for minor defects in title which do not affect Purchaser's or Company's use, possession, ownership, value or ability to alienate the subject properties. The Company has good and marketable title to all the properties, interests in properties, assets and leasehold estates, real and personal, set forth in Schedule 4.11, free
                                                            -------------
     and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, charges, restrictions or encumbrances except as set forth in Schedule 4.11. All leases of real
                                         -------------
     property under which the Company purports to be a lessee are valid, binding and in full force and effect. The plants, structures, equipment and other properties owned or used by the Company are in good operating condition and repair. All such plants, structures, equipment and other properties and their use conform in all material respects to all applicable laws, including local, state, and federal environmental regulations and laws, building and zoning laws or ordinances and regulations, and no notice of any violation of such laws or ordinances and regulations relating to such assets and their use have been received by the Company. The Company has all easements and rights of ingress and egress and for utilities and services necessary for all operations conducted by the Company. Neither the whole nor any portion of any real property owned or occupied by the Company has been condemned or otherwise taken by any public authority, nor does the Seller know or have reasonable grounds to believe that any such condemnation or taking is threatened or planned.

4.12 PATENTS AND INTELLECTUAL PROPERTY.  The Company has delivered to the
     ----------------------------------
     Purchaser a true and complete schedule (Schedule 4.12 hereto) setting forth
                                             -------------
     all patents, inventions, trademarks, trade names, brand names or copyrights, owned or used by or licensed to or by the Company, together with a summary description and full information in respect of the filing, registration or issuance or the status thereof. Additionally, the Company has delivered to the Purchaser at Closing a true and complete schedule (Schedule 4.12A) setting forth all trade secrets deemed owned or used by or
     ---------------
     licensed to or by the Company.  Schedule 4.12A will be marked
                                     --------------
     "Confidential", made a part of the original agreements only, and not disseminated with any copies made of the Agreement. All of such patents, inventions, trademarks, trade names, brand names, copyrights, pending applications, trade secrets and licenses are valid and in good standing and will not be adversely effected by the transactions contemplated hereby; no patent application or patent of the Company is involved in any interference proceeding, and no trademark, trade name, or brand name nor any application therefor, is involved in any opposition or cancellation proceeding. No licenses, sub-licenses, covenants or agreements have been granted or entered into by the Company, in respect of such patents, inventions, trademarks, trade names, brand names, copyrights, applications or licenses, except those described in Schedule 4.12. The Company validly owns, is
                               -------------
     validly licensed under, or has legal right to use all patents, patent applications, trademarks, trade names, brand names, inventions, processes, know-how, trade secrets and copyrights which are necessary or useful for the conduct of its business as now conducted, and all such rights are valid and in good standing, and free and clear of all liens and encumbrances of any nature whatsoever and have not been challenged in any way or involved in any interference, opposition or cancellation proceedings. To the knowledge of Seller, the operations of the Company, the use by the Company of machinery, equipment and processes, the use of the products of the Company by its customers for the purpose for which sold, and the use or publication by the Company of its patents, trademarks, trade names, brand names and advertising, technical or other literature do not involve infringement or claimed infringement of any patent, trademark, trade name or copyright. No stockholder, director, officer, employee, or consultant of the Company owns, directly or indirectly, in whole or in part, any inventions or patents, trademarks, trade names, brand names, or copyrights or applications therefor which the Company is presently using or the use of which is necessary or useful for the business of the Company as now conducted or has made any invention not assigned to the Company which is necessary or useful for the business of the Company as now conducted or which, as an extension, improvement, change, modification or addition, relates to any operation of the Company. The Company does not know or have any reasonable grounds to believe that there exists any new developments with respect to the operations of the Company or any new or improved materials, products, processes or methods useful in connection with the business of the Company as now conducted which may materially adversely affect the condition (financial or otherwise) or the properties, assets, liabilities, business or prospects of the Company. Except as set forth on Schedule
     --------

     4.12(b), no officer, director, stockholder or employee, or to the knowledge
     -------
     of the Company any agent or consultant of the Company, has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any person, firm, association, corporation or business organization or enterprise other than the Company, which would have a material adverse effect on the business or property rights of the Company.

4.13 DELIVERY OF CERTAIN DOCUMENTS.  Schedule 4.13 sets forth a true and
     -----------------------------   -------------
     complete schedule listing and briefly describing all of the contracts, agreements, leases, licenses, plans, arrangements or commitments to which the Company is a party or by which it or any of its assets or properties is in any way bound or obligated as follows:

          (a) all contracts, agreements or commitments in respect of the sale of products or services, or for the purchase of raw materials, supplies or other products or utilities, except those entered into in the ordinary course of business involving payments or receipts by the Company of less than $10,000 or terminable by the Company within thirty (30) days without penalty;

          (b) all sales, agency, consultant or distributorship agreements or franchises or legally enforceable commitments or obligations with respect thereto;

          (c) all collective bargaining agreements, union agreements, employment agreements, consulting agreements or agreements providing for the services of an independent contractor;

          (d) all profit-sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, and all agreements with any present or former officer, director or stockholder of the Company;

          (e) all contracts, agreements, legally enforceable commitments, licenses or sub-licenses relating to patents, trademarks, trade names, copyrights, inventions, processes, know-how, formulae or trade secrets;

          (f) all leases or other contracts, agreements or legally enforceable commitments relating to or affecting real property;

          (g) all loan or credit agreements, indentures, guarantees (other than endorsements made for collection), mortgages, pledges, conditional sales or other title retention agreements, and all equipment financing obligations, lease and lease-purchase agreements;

          (h) all contracts, agreements, arrangements or legally enforceable commitments, whether or not fully performed, relating to the issuance of capital stock, bonds or other securities of the Company or relating to the acquisition by the Company of any substantial part of its business or assets; and

          (i) all contracts, agreements and legally enforceable commitments, other than those of the types covered by paragraphs (a) through
               (h) above, involving payment by or to the Company of more than $10,000 or not terminable by the Company within thirty (30) days, or otherwise materially affecting the condition (financial or otherwise), or properties, assets, liabilities or sales of the Company.

          To the knowledge of the Seller and the Company, all of such contracts, agreements, leases, licenses and commitments are valid, binding and in full force and effect in accordance with their terms and conditions and there is no existing default thereunder or conditions which with the passage of time or notice or both might constitute such a default by any party thereto and those contracts, agreements, leases, licenses and commitments to which the Company is a party or is in any way affected or bound will not be breached by or give any other party a right of termination as a result of the transactions contemplated by this Agreement. The Company is not bound by any oral or written contract, agreement, lease, license, plan, assignment or commitment of the type described in this Section 4.13 other than those described in
                                     ------------
          Schedule 4.13.  Copies of all of the documents (or in the case of oral
          -------------
          commitments, descriptions of the material terms thereof) described in

          Schedule 4.13 have been delivered by the Seller to the Purchaser and
          -------------
          are true and complete and include all amendments, supplements or modifications thereto.

4.14 BANK ACCOUNTS.  Schedule 4.14 contains a true and complete list showing:
     --------------  -------------

          (a) the name of each bank in which the Company or any subsidiary of the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

          (b) the names of all persons, firms or corporations, if any, holding general or special powers of attorney from the Company or any subsidiary of the Company and a summary statement of the terms thereof; and

          (c) the name of each bank or other lending institution at which the Company or any subsidiary of the Company has current credit or a credit facility and the names of all persons authorized to execute notes, agreements or other instruments relating to the borrowing of money or the extension of credit from or by such banks or lending institutions.

          (d)  the guarantees, if any, given by Company and any subsidiary.

4.15 LITIGATION.  There are no suits, actions, claims, inquiries, legal,
     ----------
     administrative or arbitration proceedings pending, or to the knowledge of Seller, investigations by any private or governmental body, or claims threatened against or affecting the Company or any of its properties, assets or business, or to which the Company is or might become a party, or which question the validity or legality of the transactions contemplated hereby. The Company knows of no basis or grounds for any such suit, action, claim, inquiry, investigation or proceedings. There is no outstanding order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Company or its properties, assets or business except as set forth in Schedule 4.15 hereto.
                                               -------------

4.16 Insurance.  Schedule 4.16 contains a list of all insurance policies
     ---------   -------------
     (specifying the insurer, the amount of the coverage, the type of insurance, and the policy number) maintained by the Company on its properties, assets, business and personnel and the claim history for the past four (4) years with regard to each policy. The Company has delivered to the Purchaser true and correct copies of all policies, including all endorsements thereon, referred to in such schedule. The Company is not in default with respect to any provision contained in such insurance policies, nor has it failed to give any notice or present any claim thereunder in timely fashion. All such policies are in full force and effect and Company is a named insured for all such policies except as otherwise set forth in
     Schedule 4.16.
     -------------

4.17 LICENSES AND PERMITS.  The Company has all licenses and permits (federal,
     --------------------
     state and local) necessary to conduct its business, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or threatened seeking the revocation or limitation of any of such licenses or permits. The Company has complied in all material respects with all laws, rules, regulations and orders applicable to its business, and all rules, regulations and orders respecting the distribution and sale of products and services of the Company.

4.18 ACCOUNTS RECEIVABLE.  All notes and accounts receivable of the Company
     -------------------
     shown in the financial statements of Exhibit A and all notes and accounts
                                          ---------
     receivable acquired by the Company subsequent to the date of the documents attached to Exhibit A hereto and prior to the date hereof, have arisen in
                 ---------
     the ordinary course of business and have been collected or are collectible in the aggregate recorded amounts thereof, less the applicable reserves with respect thereto reflected on the financial statements attached in Exhibit A hereto. Company agrees to furnish Purchaser with a current list
     ---------
     of all receivables and an aging schedule therefor, together with any provisions made for doubtful collection.

4.19 INVENTORY.  All inventory reflected in the Closing Date Balance Sheet at
     ---------
     the date thereof was, and all inventory to be reflected on the Closing Date Balance Sheet (except to the extent in each case of reserves reflected thereon) is and will be, of a quality and quantity reasonably usable and salable in the ordinary course of business as of the Closing Date and all such inventory will be reflected on the Closing Date Balance Sheet with adequate provisions or adjustments for excess inventory, slow-moving inventory and inventory obsolescence at the lower of cost or market value using the FIFO method of valuation in accordance with GAAP, consistently applied.

4.20 VALIDITY OF AGREEMENT.  This Agreement has been duly authorized, approved
     ---------------------
     and adopted by all requisite corporate action by the Board of Directors of the Company and the Seller and has been duly and validly executed and delivered by the Company and Seller and is the legal, valid and binding obligation of the Company and Seller. The resolutions of the respective Boards of Directors approving such sale are attached hereto as Schedule
                                                                    --------
     4.20.
     ----

4.21 ADVERSE RESTRICTIONS.  The Company and Seller are not a party to any
     --------------------
     agreement or instrument or subject to any restriction in its Articles of Incorporation or By-laws or subject to any judgment or injunction, or decree, order, or rule or regulation, which materially and adversely affect the condition (financial or otherwise), or the properties, assets, liabilities, business or prospects of the Company.

4.22 UNTRUE STATEMENTS.  This Agreement, the schedules hereto, the financial
     -----------------
     statements of the Company and all other documents and information furnished by the Company to the Purchaser and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or, to the knowledge of the Company or Seller, omit to state any material fact necessary to make the statements made and to be made not misleading.

4.23 KNOWLEDGE DEFINED.  For purposes of Article 4 and 5, "knowledge" of a party
     -----------------
     shall mean the knowledge of any officer or manager responsible for the subject matter of the particular representation and warranty or knowledge which could have been acquired by such persons, after reasonable inquiry under the circumstances with subordinates.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES BY THE PURCHASER
                -----------------------------------------------

     The Purchaser represents and warrants to the Seller as follows:

5.1  CORPORATE EXISTENCE, ETC.  The Purchaser is a corporation duly organized,
     -------------------------
     validly existing and in good standing under the laws of the State of Texas.

5.2  VALIDITY OF AGREEMENT.  The execution and delivery of this Agreement by the
     ---------------------
     Purchaser and the performance of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors (attached as
     Schedule 5.2 hereto).  This Agreement has been duly executed and delivered
     ------------
     by the Purchaser and is a legal, valid and binding obligation of the Purchaser. Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

5.3  NO CONFLICT WITH OTHER INSTRUMENTS.  The execution and delivery of this
     ----------------------------------
     Agreement and the consummation of the transactions contemplated hereby will not (i) result in any breach of any of the terms and conditions of, or constitute a default under, the Articles of Incorporation or By-laws of Purchaser or any commitment, mortgage, loan agreement, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which Purchaser is now a party or by which its properties or assets may be bound or affected; or (ii) result in any violation of any law, or any rule or regulation of any administrative agency or governmental body or any order, injunction or decree of any court, administrative agency or governmental body.

5.4  LITIGATION.  To the knowledge of the Purchaser, there are no suits,
     ----------
     actions, claims, inquiries, investigations by any private or governmental body, legal, administrative or arbitration proceedings pending or threatened against Purchaser which challenge, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

                                   ARTICLE VI

            NATURE OF STATEMENTS AND SURVIVAL OF REPRESENTATIONS AND
            --------------------------------------------------------
                   WARRANTIES OF THE COMPANY AND THE SELLER
                   ----------------------------------------

     All statements of fact contained in any written statement (including financial statements), certificate, schedule or other document delivered by or on behalf of the Company or the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties of the Company and Seller. All covenants, agreements, representations, warranties and claims for indemnification with respect thereto, made by the Company and Seller hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing Date, for a period of three (3) years, except that the following representations, warranties and indemnification claims with respect thereto, which shall survive the Closing Date for the period of time specified below:

          Sections                      Survival Period
          --------                      ---------------
          4.2, 4.3, 4.5, 4.7 and 4.11   five (5) years

          4.8                           per applicable statute

          Article VIII                  seven (7) years

                                  ARTICLE VII

                     INDEMNITY BY THE SELLER AND GUARANTOR
                     -------------------------------------

7.1  GENERAL INDEMNITY.  Seller, Guarantor, its successors and assigns, covenant
     -----------------
     and agree to indemnify and save and hold harmless the Purchaser from and against any loss, cost or expense (includes reasonable attorneys fees and costs of litigation) arising out of or resulting from, and to pay the Purchaser on demand the full amount of any and all sums which the Purchaser becomes obligated to pay on account of:

          (a) any inaccuracy in any representation or the breach of any representation, warranty, covenant or agreement made by the Company or the Seller hereunder or pursuant hereto;

          (b) Except as set out in subparagraph 7.1(c) below, any liability, debt or obligation, or any contract, agreement, commitment or undertaking of, or claim against the Company, which would result in a breach of a representation of warranty as provided herein.

          (c) any liability, obligation or claim against the Company for personal injury or property damage arising out of the inspection or service of any pipeline occurring prior to the Closing Date.

          (d) any federal, state or local tax liability with respect to the Company arising out of the transactions contemplated hereby;

          (e) any claim, cost, expense or liability of any kind with regard to an event that occurred prior to the Closing Date arising out of any employee benefit plan (other than the employee group medical plans) covering employees of the Company;

          (f) any liability, debt or obligation arising out of any occurrence prior to Closing Date which shall be the sole responsibility of Seller.

7.2  LIMITATION ON AMOUNT.  The Purchaser agrees that any obligation of the
     --------------------
Seller and Guarantor to indemnify under this Agreement shall only arise in the event that the total loss, cost or expense incurred by Purchaser exceeds an aggregate of $75,000.00, and then only for the amount by which such losses exceed $75,000.00. The obligation of Seller and Guarantor to indemnify shall in no event exceed the Purchase Price established pursuant to Section 2.2, except for the indemnification provided under Section 7.1(c) which shall in no way exceed $20,000,000.00 and this obligation to indemnify pursuant to Section 7.1(c) shall survive the Closing Date for ten (10) years.

7.3  NOTIFICATION AND DEFENSE OF CLAIMS OR ACTIONS.
     ---------------------------------------------

          (a) As used in this Section, any party seeking indemnification pursuant to this Section is referred to as an "Indemnified Party" and any party from whom indemnification is sought pursuant to the
               Section is referred to as an "Indemnity Obligor." An Indemnified Party which proposes to assert the right to be indemnified under this Article shall, pursuant to this notice provisions of this Agreement, submit a written demand for indemnification setting forth in summary form the facts as then known which form the basis for the claim for indemnification.

          (b) With respect to claims based on actions by third parties, an Indemnified Party shall, within twenty (20) days (or earlier if required under applicable law to respond earlier) after the receipt of notice of the commencement of any claim or proceeding against it in respect of which a claim for indemnification is to be made against an Indemnity Obligor, notify the Indemnity Obligor in writing of the commencement of such proceeding, enclosing a copy of all papers served; provided, however, that the failure to so notify the Indemnity Obligor of any such proceeding shall not relieve the Indemnity Obligor from any liability which it may have to the Indemnified Party, except to the extent that the Indemnity Obligor is materially prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnity Obligor, within twenty (20) days after receipt by the Indemnified Party, copies of all further notices relating to such claim.

          (c) If a third-party claim is made for which an Indemnified Party is entitled to indemnification pursuant to this Article, the Indemnity Obligor will be entitled to participate in the defense of such claim and, if it so chooses, and provided that it acknowledges its obligation to indemnify the Indemnified Party, to assume primary responsibility for the defense of such claim with counsel selected by the Indemnity Obligor and not reasonably objected to by the Indemnified Party. Should the Indemnity Obligor assume the defense of such claim, the Indemnity Obligor will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such claim.

          (d) If the Indemnity Obligor assumes the defense of a third-party claim as set forth in Section (c) then (i) in no event will an Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any such claim without the Indemnity Obligor's prior written consent and (ii) each Indemnified Party shall be entitled to participate in, but not control, the defense of such claim with its own counsel at its own expense. If the Indemnity Obligor does not assume the defense of any such claim, an Indemnified Party may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim, after giving twenty (20) days prior written notice of such settlement to the Indemnity Obligor, on such terms as the Indemnified Party may deem appropriate).

          (e) In the event that any claim for indemnification is made with respect to any third-party claim pursuant to Article 7 or 8, (i) the party assuming primary responsibility for the defense of such claim shall at all times keep the other party informed as to the status of such claim and (ii) the party not primarily responsible for the defense of such claim shall cooperate fully with the other party in connection with such defense.

7.4  INSURANCE.  The total amount of any indemnity payment owed by any Indemnity
     ---------
Obligor to any Indemnified Party shall be reduced by the net proceeds received by the Indemnified Party from (other than insurance that constitutes self insurance (or similar insurance) or that involves retrospective or similar premiums), provided, however, this limitation shall not apply to any action or omission that constitutes fraud or criminal conduct under applicable state or federal law.

7.5  EXCLUSIVE REMEDY.  The indemnification provisions set forth in Articles 7
     ----------------
and 8 constitute the exclusive remedy of Purchaser against Seller and Guarantor, and their respective directors, officers, employees and agents, for any and all claims for breaches of representations, warranties, covenants and agreements set forth in this Agreement and any and all agreements, instruments, papers, certificates and other writings delivered in connection herewith, except for any claim arising out acts of fraud or other acts moral turpitude.

                                  ARTICLE VIII
                            ENVIRONMENTAL INDEMNITY
                            -----------------------

8.1  DEFINITIONS:  (a)  "Hazardous Material" means:
     -----------

          Materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Materials" shall include, but is not limited to, any and all hazardous or toxic substances, materials or wastes as defined listed or which becomes regulated as a "hazardous waste" "hazardous substance" pollutant or contaminant.

          (b) Environmental Requirements means: All federal, state and local laws (whether under common law, statute, rule or regulation), permits, licenses, and any other requirements of any federal, state or local governmental authority relating to the protection of human health or the environment or to any Hazardous Materials. Such laws include without limitation, the Comprehensive Environmental Response, Compensation and Liability Act. Resource Conservation and Recovery Act, Clean Water Act; Clean Air Act;

          Hazardous Materials Transportation Act; Toxic Substances Control Act; and their state and local counterparts as amended from time to time.

          (c) Environmental Damages means: any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Requirements and consisting of or relating to:

               (a) any environmental matters or conditions (including on-site or off-site contamination and regulation of chemical substances or products);

               (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands, and response, investigative, remedial, including without limitations reasonable attorneys' fees and disbursements or inspection costs and expenses (including without limitation, strict liability) arising under Environmental Requirements;

               (c) financial responsibility under Environmental Requirements for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Requirements (whether or not such Cleanup has been required or requested by any governmental authority or any other person and for any natural resource damages; or

               (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Requirements.

               The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. et seq., as amended ("CERCLA").

8.2  REPRESENTATIONS AND WARRANTIES:  As an inducement to Purchaser to enter
     ------------------------------
     into this Agreement, Seller represents and warrants to Purchaser and its successors and assigns, as follows:

          (a) After due and reasonable investigation, the Company, and the Company's assets, properties and operations are now and at all times have been in compliance with all applicable Environmental Requirements. There has been and is no Release or, to the Seller's or the Company's knowledge, threatened Release of any Hazardous Material at, on, under, in or from any of the Facilities which relates to any of the Companies' operations and activities at the Facilities or otherwise. The Company has not received any notice of alleged, actual or potential responsibility of, or any claim, suit, proceeding or other action regarding the presence, Release or threatened Release of any Hazardous Material at any location, whether at the Facilities or otherwise, which Hazardous Materials were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the Facilities or otherwise.

          (b) The Company has not received any notice of any proceeding, claim, suit or other action by any person alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Materials at, or under, in or from the Facilities or in connection with any operations or activities thereat, or at, on, under, in or from any other property which proceeding, claim, suit or other action, if determined adversely to the Company, could reasonably be expected to have a material adverse effect. Neither the Facilities nor any operations or activities thereat is or has been subject to any proceeding, claim, suit or other action, order or mortgage, encumbrance, security interest or lien relating to any applicable Environmental Requirements.

          (c) There are no underground storage tanks presently located at the Facilities and there has been no Release of any Hazardous Materials from any underground storage tanks or related piping at the Facilities for which release any government authority may require remediation.
          To the knowledge of the Seller and the Company, there are no PCBs located at, on or in the Facilities and there is no asbestos or asbestos-containing material located at, on or in the Facilities.

          (d) The Company or Seller have delivered to the Purchaser true, complete and correct copies or results of any and all reports, studies, analyses, tests or monitoring in the possession of or initiated by the Company or the Seller pertaining to the existence of Hazardous Materials and to any environmental concerns relating to any facilities, sites or real property owned, leased, operated, used or controlled by the Company or its predecessors in interest, or concerning compliance with or liability under any Environmental Requirements.

          (e) No portion of the Real Property contains wetlands as defined by any Environmental Requirements.

8.3  OBLIGATION TO INDEMNIFY, DEFEND, AND HOLD HARMLESS:
     --------------------------------------------------

          (a) Seller, and Guarantor its successors, and assigns, agree to save, indemnify, defend, reimburse, and hold harmless including but not limited to those indemnification requirements under which Company is obligated per the Baker Hughes Indemnification:

              (i)  Purchaser; and

              (ii) the directors, officers, shareholders, employees, partners, agents, contractors, subcontractors, experts, licensees, affiliates, lessees, mortgagees, trustees, successors, assignees, and invitees of Purchaser, from and against any and all "Environmental Damages". (including costs of cleanup containment or other remediation) arising from or in connection with:

              (a) any Environmental Damages arising out of or relating to:  (i)
          (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities; or (B) any Hazardous Materials or other contaminants that were present on the Facilities at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, released, or otherwise handled by Seller or Company or by any other person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any activities with regard to Hazardous Materials that were, or were allegedly, conducted by Seller or Company or by any other person for whose conduct they are or may be held responsible; or

               (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any person, including any employee or former employee of Seller or Company or any other person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any activities with regard to Hazardous Materials conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing date, or from Hazardous Materials that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) released or allegedly released by Seller or Company or any other person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

          Purchaser will be entitled to control any Cleanup, any related proceeding, and, any other proceeding with respect to which indemnity may be sought under this Section 8.3.

          (b) This obligation shall include, but not be limited to, the burden and expense of defending all claims, suits, and administrative proceedings (with counsel reasonably approved by the indemnified parties), even if such claims, suits, or proceedings are groundless, false, or fraudulent, and conducting all negotiations of any description, and paying and discharging, when and as the same become due, any and all judgments, penalties, or other sums due against such indemnified persons. Purchaser, at its sole expense, may employ additional counsel of its choice to associate with counsel representing Seller.

          (c) The obligations of Seller in this Section 8.3 shall survive the expiration or termination of this Agreement.

                                   ARTICLE IX

                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION
                   -----------------------------------------

     The Seller recognizes and acknowledges that it has and will have access to certain confidential information of the Company, such as lists of customers and costs, that are valuable, special and unique assets of its business. The Seller agrees that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the

Purchaser. In the event of a breach or threatened breach by the Seller of the provisions of this Article IX, the Purchaser or the Company shall be entitled to an injunction restraining the Seller from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Purchaser or the Company from pursuing any other remedies, at law or in equity, available to it.

                                   ARTICLE X

                                 MISCELLANEOUS
                                 -------------

10.1 EXPENSES.  Each of the parties will pay all costs and expenses of its
     --------
     performance of and compliance with this Agreement.

10.2 TAXES.  All real estate taxes on the real property of the Company and all
     -----
     personal property taxes levied or assessed against any of the assets of the Company prior to the Closing Date are for the account of the Seller and the Seller hereby agrees to promptly reimburse the Purchaser any amounts paid by the Purchaser in respect of such taxes, or alternatively, to promptly pay such taxes to the appropriate taxing authority when due.

10.3 ENVIRONMENTAL AUDIT.  Purchaser will conduct a complete environmental audit
     -------------------
     of the facilities being purchased from Seller. Purchaser will not be required to close this transaction should such audit disclose any material problem or potential problem.

10.4 NON-COMPETITION.  For a period of five (5) years from the Closing Date or
     ---------------
     until a material breach of this Agreement by Purchaser acting in bad faith, whichever comes first, Seller shall not engage in the business of inspection as it relates to pipelines for the transmission of liquid or gas products or materials, nor any other business conducted by the Company as of the date hereof, except under contract with Purchaser.

10.5 NOTICES.  All notices, requests, demands and other communications required
     -------
     or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, via facsimile transmission or mailed first-class, postage prepaid, registered or certified mail as follows:

     (a)  If to the Purchaser:

          Tuboscope Pipeline Services
          2835 Holmes Road
          Houston, Texas  77051
          Attention:  James F. Maroney, III
                      General Counsel
          FAX:  (713) 799-5227

     (b)  If to the Company:

          Vetco Pipeline Services, Inc.
          1600 Brittmoore Road
          Houston, TX  77043
          Attention:  Gordon Griffiths
          FAX:  (713) 468-2104

     (c)  If to the Shareholder or Seller:

          Rauma USA, Inc.
          1800 Parkway Place - Ste. 230
          Marietta, GA  30067
          Attention: Veli-Heikki Kosonen
          FAX:  (770) 427-7329

     (d)  If to the Guarantor:

          Rauma Corporation
          Rauma OY
          Fabianinkatu gA, Helsinki, Finland 00100
          Attention: Rolf Modeen, General Counsel
          FAX:  (358) 204 803125

10.6 GOVERNING LAW; INTERPRETATION; SECTION HEADINGS.  This Agreement shall be
     -----------------------------------------------
     governed by and construed and enforced in accordance with the laws of the State of Texas. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way. This Agreement is performable in Harris County, Texas, and therefore the parties agree that venue for any dispute under this Agreement is proper in that county.

10.7 ENTIRE AGREEMENT.  This Agreement and the schedules hereto set forth the
     ----------------
     entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, or in the exhibits or schedules hereto or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. All the terms, provisions, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the parties hereto and their respective successors. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further of continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

10.8 BROKERS.  No broker or finder has acted for the Seller or the Purchaser in
     -------
     connection with this Agreement or the transactions contemplated by this Agreement.

10.9  ARBITRATION.  Purchaser, Company and Shareholder shall use their best
      -----------
      efforts to settle any controversy or claim arising out of or relating to this Agreement, or the breach thereof, but, if after 30 days, the parties are not able to agree on any settlement, such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Harris County, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

10.10 PUBLIC ANNOUNCEMENTS.  The parties hereto will agree upon the timing and
      --------------------
      content of the initial press release to be issued describing this Agreement and will not make any public announcement thereof prior to reaching such agreement, and under no circumstances before the Closing Date, unless required to do so by applicable law or regulations (in which event, however, the party so required to make such announcement will endeavor in advance to inform the other party regarding the reason for and content of such required announcement). To the extent reasonably requested by any party, each party will hereafter consult with and provide reasonable cooperation to the others in connection with the issuance of further press releases or other public documents describing this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


"Purchaser"                         "Company"

TUBOSCOPE VETCO INTERNATIONAL       VETCO PIPELINE SERVICES, INC.

By:                                 By:
   --------------------------           -------------------------------
Title:                              Title:
      -----------------------             -----------------------------

"Guarantor"                         "Shareholder and Seller"

RAUMA CORPORATION                   RAUMA USA, INC.

By:                                 By:
   --------------------------          --------------------------------
Title:                              Title:
      -----------------------             -----------------------------